EXHIBIT 99

For Immediate Release

Contact:  Laurie Bauer, Best Buy Co., Inc.
(612) 947-2450
laurie.bauer@bestbuy.com

Best Buy Appoints New Board Member
Schwab E-business Executive Joins Best Buy's Board of Directors

Minneapolis, March 29, 2000—Best Buy Co., Inc. (NYSE: BBY) today announced that Mark C. Thompson, 43, has been added to the Board of Directors. Thompson, a cited E-business expert, brings widespread experience in marketing, technology, and E-business to Best Buy's Board. Currently, he is executive producer for Schwab.com, the world's largest E-commerce site.

"Thompson's knowledge and E-commerce expertise was the driving force in the clicks and mortar business development at Charles Schwab", said Chairman & CEO Richard M. Schulze. "His addition to our Board strengthens our Directors' knowledge and understanding of internet opportunity and customer relations marketing and service. Thompson's presence on our Board will provide a meaningful dimension of knowledge and experience for our management team."

In addition to serving as an advisor to Chairman Charles R. Schwab, Thompson has served as a member and investor on numerous start-up E-business boards. His experience has tapped into governmental service with the U.S. Securities and the U.S. Chamber of Commerce E-commerce & Technology Policy Committee, as well as board member for Interwoven, Inc. Thompson is a graduate of Stanford University.

Thompson will serve on Best Buy Board's audit committee. He replaces board member David H. Starr. The Board accepted Starr's resignation after he accepted the senior vice president—CIO position at 3Com Corporation creating a conflict of interest. 3Com is a vendor partner of Best Buy.

Minneapolis-based Best Buy Co., Inc. (NSYE: BBY) is the nation's largest volume specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates 357 stores in 39 states, and offers CDs, DVD movies and giftcards online at http://www.BestBuy.com.

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